UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule §240.14a-12

MAJESCO ENTERTAINMENT COMPANY

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

 MAJESCO ENTERTAINMENT COMPANY

4041-T Hadley Road
S. Plainfield, New Jersey 07080
(732) 225-8910

SUPPLEMENT TO THE PROXY STATEMENT
Dated February 17, 2015

March 19, 2015
Dear Stockholder,

    This supplement is being filed to supplement and correct disclosure solely relating to the number of preferred shares that can vote as contained in the definitive proxy statement on Schedule 14A filed by Majesco Entertainment Company (the “Company”) with the U.S. Securities and Exchange Commission on February 17, 2015 (the “Proxy Statement”). The Proxy Statement relates to the Company’s Annual Meeting of Stockholders to be held on March 30, 2015. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

    This supplement to the Proxy Statement updates the aggregate number of votes the preferred stockholders are entitled to vote in each of the disclosures contained in the Proxy Statement under the headings (i)  “Notice of Annual Meeting to Stockholders—Who May Vote” and (ii) “General Information About the Annual Meeting—Who Can Vote?” sections of the Proxy Statement. Subsequent to the filing of the Proxy Statement, it came to our attention that the number of common stock underlying the Company’s Series A Convertible Preferred Stock entitled to vote as of the Record Date stated in the foregoing sections was incorrect. By correcting this statement, the Company is not indicating that the Proxy Statement contained any material misstatements. The foregoing disclosures incorrectly indicated that 1,763,825 shares of Majesco common stock underlying the shares of Series A Convertible Preferred Stock are entitled to vote at the Annual Meeting. The correct number of shares of common stock underlying the Series A Convertible Preferred Stock entitled to vote is 1,413,592 shares.  No action on your part is needed or requested as the entity responsible for tabulating votes is aware of this correction.

Sincerely,

/s/ Jesse Sutton
Majesco Entertainment Company
Chief Executive Officer